CONSULTING AGREEMENT

       CONSULTING AGREEMENT, dated as of May 1, 2001, by and between FRONT PORCH DIGITAL INC., a Nevada corporation (the "Company"), and TIMOTHY M. PETRY, an individual residing at 622 Lake Avenue, Wilmette, Illinois 60091 (the "Consultant").


                              W I T N E S S E T H:


       WHEREAS, the Company desires to retain the consulting services of the Consultant and to have the Consultant, in his capacity as such, serve as the Company's Chief Financial Officer, and the Company wishes to acquire and be assured of Consultant's consulting services on the terms and conditions hereinafter set forth; and

       WHEREAS, the Consultant desires to serve and consult with the Company on the terms and conditions hereinafter set forth.

       NOW, THEREFORE, in consideration of the mutual terms, covenants, agreements and conditions hereinafter set forth, the Company and the Consultant hereby agree as follows:

       1. CONSULTING RELATIONSHIP. (a) The Company hereby retains the Consultant to consult with the Company from time to time and to perform the consulting services provided in Section 3 hereof, and the Consultant hereby agrees to perform such consulting services, for the period set forth in Section 2 hereof. During the Consulting Term (as hereinafter defined) Consultant shall not be deemed to be an employee of the Company but shall be an independent contractor and all of the terms and conditions of this Agreement shall be interpreted in light of that relationship. This Agreement does not create any employer-employee, agency or partnership relationship. As an independent contractor, Consultant's expenses shall be limited to those expressly stated in this Agreement.

              (b) To the best of the Consultant's knowledge: (i) the Consultant is under no obligation to any former employer or other party that is in any way inconsistent with, or that imposes any restriction upon, the Consultant's acceptance of his engagement hereunder with the Company, the engagement of the Consultant by the Company, or the Consultant's undertakings under this Agreement and (ii) his performance of all the terms of this Agreement and his engagement by the Company as a consultant does not and will not breach any agreement to keep in confidence proprietary information acquired by him in confidence or in trust prior to his engagement by the Company.

       2. TERM. (a) This Agreement commences as of the date set forth above and will continue for an initial term of one (1) year (the "Initial Term"). After the Initial Term, this Agreement shall be automatically renewed on a month-to-month basis unless either party hereto gives 90 days' prior written notice (the "Termination Notice") to the other party hereto of termination (the "Term").

              (b) Notwithstanding Section 2(a) hereof, the Company may terminate this Agreement at any time for "Cause". For purposes of this Agreement, "Cause," shall mean:

                     (i) any fraud, misappropriation or embezzlement by the Consultant in connection with the Company's business;

                     (ii) any conviction of or guilty plea to a felony or a gross misdemeanor by the Consultant that has or can be expected to have a detrimental effect on the Company or on the Consultant's ability to perform the Consultant's duties;

                     (iii) any communication or disclosure by the Consultant that may result in potential harm or damage to the reputation or business prospects of the Company, as determined in the sole discretion of the Company; or

                     (iv)   a breach by the Consultant of the provisions of
              Section 6 or 7 hereof.

       3.     DUTIES.

              (a) The Consultant shall consult with management of the Company regarding financial, accounting and fund-raising matters as requested by management from time to time, and in his capacity as a consultant to the Company, shall have the title of Chief Financial Officer of the Company. The Consultant shall faithfully and competently perform such consulting services at such times and places and in such manner as the Company may from time to time reasonably direct or as the Board of Directors or Chief Executive Officer of the Company shall from time to time determine.

              (b) The Consultant shall be entitled to serve on the Company's Board of Directors during the Consulting Term; PROVIDED, HOWEVER, that the fee payable to the Consultant pursuant to Section 4(a) hereof shall constitute consideration for any such service and the Consultant shall not be entitled to any additional compensation in respect of such service on the Board.

       4.     FEES AND BONUS; EXPENSES.

              (a) MONTHLY FEE. Commencing as of the date hereof, the Company shall pay Consultant a non-refundable fee of Fifteen Thousand Six Hundred Thirty-Three Dollars ($15,663) per month on the first business day of each month (each, a "Payment Date").

              (b) STOCK OPTIONS. Promptly following execution and delivery of this Agreement, the Company shall grant stock options to the Consultant pursuant to and subject to the terms and conditions of the 2000 Equity Incentive Plan of the Company to purchase 500,000 shares of Common Stock, par value $.001 per share (the "Common Stock"), of the Company. Of such options, options to purchase 100,000 shares shall be at an exercise price of $2.00 per share and options to purchase 400,000 shares shall be at an exercise price of $4.00 per share. Such options shall vest pro rata in three equal annual installments, with the first installment vesting on July 1, 2001, the second installment vesting on July 1, 2002 and the final installment on July 1, 2003, and shall expire on June 30, 2010; PROVIDED, HOWEVER, that if the Company delivers to the Consultant a Termination Notice pursuant to which the Consultant is terminated without Cause
(i) on or after July 1, 2001 and prior to July 1, 2002, all options that would otherwise have vested on July 1, 2002 shall immediately vest and (ii) on or after July 1, 2002 and prior to July 1, 2003, all options that would have otherwise have vested on July 1, 2003 shall immediately vest; and

PROVIDED, FURTHER, that all such options shall vest immediately upon a Change in Control (as defined) of the Company. All such stock options, whether or not vested, will be subject to forfeiture or termination in the event of a breach by the Consultant of the provisions of Sections 6 or 8 hereof.

                     For purposes of this Agreement a "Change in Control" shall mean that any of the following events has occurred: (A) any "person" or "group" of persons, as such terms are used in Sections 13 and 14 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), other than any employee benefit plan sponsored by the Company, becomes the "beneficial owner", as such term is used in Section 13 of the Exchange Act, (irrespective of any vesting or waiting periods) of Common Stock or any class of stock convertible into Common Stock in an amount equal to forty (40%) percent or more of the Common Stock (treating all classes of outstanding stock, units or other securities convertible into stock units as if they were converted into Common Stock) issued and outstanding immediately prior to such acquisition and disregarding any equity raise in connection with the financing of such transaction; (B) Common Stock in excess of forty (40%) percent is purchased pursuant to a tender or exchange offer other than an offer by the Company; or (C) the dissolution or liquidation of the Company or the consummation of any merger or consolidation of the Company or any sale or other disposition of all or substantially all of its assets, if the shareholders of the Company own immediately after consummation of such transaction, equity securities possessing less than fifty (50%) percent of the surviving or acquiring company.

              (c) BONUSES. During the Term, the Consultant shall be entitled to an annual bonus on the same terms as the annual bonus, if any, payable to the Chief Operating Officer of the Company.

              (d) EXPENSES. The Consultant shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business expenses incurred by the Consultant in the performance of the Consultant's duties hereunder in accordance with the Company's policies applicable (on and after the date hereof) thereto.

              (e) WITHHOLDING, ETC. In conformity with the Consultant's independent contractor status and without limiting any of the foregoing, the Consultant understands that no deduction or withholding for taxes or contributions of any kind shall be made by the Company. The Consultant agrees to accept exclusive liability for the payment of all self employment taxes or contributions for unemployment insurance or pensions or annuities or social security payments which are measured by the remuneration paid to the Consultant or the Consultant's agents, if any, as independent contractors and to reimburse and indemnify the Company for any such taxes or contributions or penalties which the Company may be compelled to pay as a result of the Consultant's non payment of the same as a self employed individual. The Consultant also agrees to take all action and comply with all applicable administrative regulations necessary for the payment by the Consultant of such.

       5. BENEFITS. Consultant shall not participate in the Company's fringe benefit plans or any other compensation or benefit plans the Company maintains for its own employees.

       6. INVENTIONS AND CONFIDENTIAL INFORMATION. The Consultant hereby covenants, agrees and acknowledges as follows:

              (a) The Company is engaged in a continuous program of research, design, development, production, marketing and servicing with respect to its businesses.

              (b) The Consultant's engagement hereunder creates a relationship of confidence and trust between the Consultant and the Company with respect to certain information pertaining to the business of the Company and its Affiliates (as hereinafter defined) or pertaining to the business of any client or customer of the Company or its Affiliates which may be made known to the Consultant by the Company or any of its Affiliates or by any client or customer of the Company or any of its Affiliates or learned by the Consultant during the period of Consultant's engagement by the Company.

              (c) The Company possesses and will continue to possess information that has been created, discovered or developed by, or otherwise become known to it (including, without limitation, information created, discovered or developed by, or made known to, the Consultant during the period of Consultant's engagement or arising out of Consultant's engagement) or in which property rights have been or may be assigned or otherwise conveyed to the Company, which information has commercial value in the business in which the Company is engaged and is treated by the Company as confidential.

              (d) Any and all inventions, products, discoveries, improvements, processes, manufacturing, marketing and services methods or techniques, formulae, designs, styles, specifications, data bases, computer programs (whether in source code or object code), know-how, strategies and data, whether or not patentable or registrable under copyright or similar statutes, made, developed or created by the Consultant (whether at the request or suggestion of the Company, any of its Affiliates, or otherwise, whether alone or in conjunction with others, and whether during regular hours of work or otherwise) during the period of Consultant's engagement by the Company which may pertain to the business, products, or processes of the Company or any of its Affiliates (collectively hereinafter referred to as "Inventions"), will be promptly and fully disclosed by the Consultant to an appropriate executive officer of the Company (other than the Consultant) without any additional compensation therefor, all papers, drawings, models, data, documents and other material pertaining to or in any way relating to any Inventions made, developed or created by Consultant as aforesaid. For the purposes of this Agreement, the term "Affiliate" or "Affiliates" shall mean any person, corporation or other entity directly or indirectly controlling or controlled by or under direct or indirect common control with the Company. For the purposes of this definition, "control" when used with respect to any person, corporation or other entity means the power to direct the management and policies of such person or entity, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

              (e) The Consultant will keep confidential and will hold for the Company's sole benefit any Invention which is to be the exclusive property of the Company under this Section 6 for which no patent, copyright, trademark or other right or protection is issued.

              (f) The Consultant also agrees that the Consultant will not without the prior written consent of the Board of Directors or Chief Executive Officer of the Company (i) use for Consultant's benefit or disclose at any time during Consultant's engagement by the Company, or thereafter, except to the extent required by the performance by the Consultant of the Consultant's duties as an Consultant of the Company, any information obtained or developed by Consultant while in the employ of the Company with respect to any Inventions or with respect to any customers, clients, suppliers, products, Consultants, financial affairs, or methods of design, distribution, marketing, service, procurement or manufacture of the Company or any of its Affiliates, or any confidential matter, except information which at the time is generally known to the public other than as a result of disclosure by the Consultant not permitted hereunder, or (ii) take with the Consultant upon leaving the employ of the Company any document or paper relating to any of the foregoing or any physical property of the Company or any of its Affiliates.

              (g) The Consultant acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 6 would be inadequate and, therefore, agrees that the Company and its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in case of any such breach or threatened breach; PROVIDED, HOWEVER, that nothing contained herein shall be construed as prohibiting the Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

              (h) The Consultant agrees that upon termination of Consultant's engagement by the Company for any reason, the Consultant shall immediately return to the Company all documents and other property in Consultant's possession belonging to the Company or any of its Affiliates.

              (i) Without limiting the generality of Section 8 hereof, the Consultant hereby expressly agrees that the foregoing provisions of this Section 6 shall be binding upon the Consultant's heirs, successors and legal representatives.

       7. NON-COMPETITION. (a) The term "Non-Compete Term" shall mean the period during which Consultant is engaged hereunder and the one-year period thereafter.

       During the Non-Compete Term:

                     (i) the Consultant will not make any statement or perform any act intended to advance an interest of any direct competitor of the Company or any of its Affiliates in any way that will or may injure an interest of the Company or any of its Affiliates in its relationship and dealings with existing customers or clients, or knowingly solicit or encourage any other Consultant of the Company or any of its Affiliates to do any act that is disloyal to the Company or any of its Affiliates or inconsistent with the interest of the Company or any of its Affiliate's interests or in violation of any provision of this Agreement;

                     (ii) the Consultant will not discuss with any customers or clients of the Company or any of its Affiliates the present or future availability of services or products of a business, if the Consultant has or expects to acquire a proprietary interest in such business or is or expects to be an Consultant, officer or director of such business, where such services or products are directly competitive with services or products which the Company or any of its Affiliates provides;

                     (iii) the Consultant will not make any statement or do any act intended to cause any customers or clients of the Company or any of its Affiliates to make use of the services or purchase the products of any directly competitive business in which the Consultant has or expects to acquire a proprietary interest or in which the Consultant is or expects to be made an Consultant, officer or director, if such services or products directly compete with the services or products sold or provided or expected to be sold or provided by the Company or any of its Affiliates to any customer or client; and

                     (iv) the Consultant will not directly or indirectly (as a director, officer, Consultant, manager, consultant, independent contractor, advisor or otherwise) engage in direct competition with, or own any interest in, perform any services for, participate in or be connected with (i) any business or organization which engages in direct competition with the Company or any of its Affiliates in any geographical area where any business is presently carried on by the Company or any of its Affiliates, or (ii) any business or organization which engages in direct competition with the Company or any of its Affiliates in any geographical area where any business shall be hereafter, during the period of the Consultant's engagement by the Company, carried on by the Company or any of its Affiliates, if such business is then being carried on by the Company or any of its Affiliates in such geographical area; PROVIDED, HOWEVER, that the provisions of this Section 7(a) shall not be deemed to prohibit the Consultant's ownership of not more than one percent (1%) of the total shares of all classes of stock outstanding of any publicly held company. At the end of the Consultant's engagement, if any, the Company, in good faith, shall provide to the Consultant a list of the Company's then-existing direct competitors, Affiliates, customers, businesses, organizations and others to which this Section 7 refers.

              (b) During the Non-Compete Term, the Consultant will not directly or indirectly hire, engage, send any work to, place orders with, or in any manner be associated with any supplier, contractor, subcontractor or other person or firm which rendered manufacturing or other services, or sold any products, to the Company or any of its Affiliates if such action by Consultant would have a material adverse effect on the business, assets or financial condition of the Company or any of its Affiliates.

              (c) In connection with the foregoing provisions of this Section 7, the Consultant represents that Consultant's experience, capabilities and circumstances are such that such provisions will not prevent Consultant from earning a livelihood. The Consultant further agrees that the limitations set forth in this Section 7 (including, without limitation, any time or territorial limitations) are reasonable and properly required for the adequate protection of the businesses of the Company and its Affiliates. It is understood and agreed that the covenants made by the Consultant in this Section 7 (and in Section 6 hereof) shall survive the expiration or termination of this Agreement.

              (d) For purposes of this Section 7, proprietary interest in a business is ownership, whether through direct or indirect stock holdings or otherwise, of one percent (1%) or more of such business.

              (e) The Consultant acknowledges and agrees that a remedy at law for any breach or threatened breach of the provisions of this Section 7 would be inadequate and, therefore, agrees that the Company and any of its Affiliates shall be entitled to injunctive relief in addition to any other available rights and remedies in cases of any such breach or threatened breach; PROVIDED, HOWEVER, that nothing contained herein shall be construed as prohibiting the

Company or any of its Affiliates from pursuing any other rights and remedies available for any such breach or threatened breach.

       8. NON-ASSIGNABILITY. (a) Neither this Agreement nor any right or interest hereunder shall be assignable by the Consultant, Consultant's beneficiaries, or legal representatives without the Company's prior written consent.

              (b) Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge, or hypothecation or to exclusion, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to effect any such action shall be null, void and of no effect.

       9.     BINDING EFFECT. Without limiting or diminishing the effect of
Section 8 hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

       10. NOTICE. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and either delivered in person or sent by first class certified or registered mail, postage prepaid, if to the Company, at the Company's principal place of business, attention: Chief Executive Officer (with a copy to Pryor Cashman Sherman & Flynn LLP, 410 Park Avenue, New York, New York 10022, Attention: Eric M. Hellige, Esq.), and if to the Consultant, at Consultant's home address set forth above, or to such other address or addresses as either party shall have designated in writing to the other party hereto.

       11. SEVERABILITY. The Consultant agrees that in the event that any court of competent jurisdiction shall finally hold that any provision of Section 6 or 7 hereof is void or constitutes an unreasonable restriction against the Consultant, such provision shall not be rendered void but shall apply with respect to such extent as such court may judicially determine constitutes a reasonable restriction under the circumstances. If any part of this Agreement other than Section 6 or 7 is held by a court of competent jurisdiction to be invalid, illegible or incapable of being enforced in whole or in part by reason of any rule of law or public policy, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question and all other covenants and provisions of this Agreement shall in every other respect continue in full force and effect and no covenant or provision shall be deemed dependent upon any other covenant or provision.

       12. WAIVER. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

       13. ENTIRE AGREEMENT; MODIFICATIONS. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

       14. APPLICABLE LAW AND VENUE. This Agreement shall be interpreted and construed in accordance with the laws of the State of Colorado, without regard to its conflicts of law provisions. Any action to enforce the terms of this Agreement shall be brought in a court of proper jurisdiction within the State of Colorado.

       15. COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       16. SURVIVAL. The termination of Consultant's engagement hereunder shall not affect the enforceability of Sections 6 or 7.

       17. FURTHER ASSURANCES. The parties agree to execute and deliver all such further instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement.

       18. HEADINGS. The Section headings appearing in this Agreement are for purposes of easy reference and shall not be considered a part of this Agreement or in any way modify, amend or affect its provisions.

       19. FACSIMILE SIGNATURES. Facsimile signatures will be accepted as originals.

       IN WITNESS WHEREOF, the Company and the Consultant have duly executed and delivered this Agreement as of the day and year first above written.

                                         FRONT PORCH DIGITAL INC.



                                         By:  /s/ JEAN REICZYK
                                            ------------------------------------
                                             Name:   Jean Reiczyk
                                             Title:  Chief Executive Officer



                                             /s/ TIMOTHY M. PETRY
                                            ------------------------------------
                                            TIMOTHY M. PETRY